                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                               (Amendment No.  )

   Filed by the Registrant [X]

   Filed by a Party other than the Registrant [_]

   Check the appropriate box:

   [_] Preliminary Proxy Statement

   [X] Definitive Proxy Statement

   [_] Definitive Additional Materials

   [_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
240.14a-12

                       CHOICE HOTELS INTERNATIONAL, INC.
             (Name of Registrant as Specified In Its Certificate)

                       CHOICE HOTELS INTERNATIONAL, INC.

                  (Name of Person(s) Filing Proxy Statement)

   Payment of Filing Fee (Check the appropriate box):

   [X] No fee required.

   [_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(4)
and 0-11.

   [_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

   [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

  4) Proposed maximum aggregate value of transaction:

  5) (Set forth the amount on which the filing fee is calculated and state how it was determined)


[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

                       CHOICE HOTELS INTERNATIONAL, INC.
                              10750 Columbia Pike
                         Silver Spring, Maryland 20901

                           -------------------------

                            NOTICE OF ANNUAL MEETING
                             To Be Held May 3, 2000

                           -------------------------

To the Stockholders of
CHOICE HOTELS INTERNATIONAL, INC.

   The 2000 Annual Meeting of Stockholders of Choice Hotels International, Inc., a Delaware corporation (the "Company"), will be held in the Chesapeake Room at the Choice Hotels Learning Center, 10720 Columbia Pike, Silver Spring, Maryland at 9:00 a.m. (E.S.T.) for the following purposes:

  1. To elect three Class III directors to hold office for a three year term ending at the 2003 Annual Meeting of Stockholders and until their successors are elected and qualified;

  2. To approve an amendment to the Choice Hotels International, Inc. Long-Term Incentive Plan to increase the number of shares available for issuance under the Plan; and

  3. To transact other business properly coming before the Annual Meeting.

   Stockholders who owned shares of our stock of record at the close of business on March 10, 2000 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. Stockholders are reminded that your shares of Choice Hotels common stock cannot be voted unless you properly execute and return the enclosed proxy card or make other arrangements to have your shares represented at the meeting. A list of stockholders will be available for inspection at the office of the Company located at 10750 Columbia Pike, Silver Spring, Maryland, at least 10 days prior to the Annual Meeting.

                                           By Order of the Board of Directors

                                           CHOICE HOTELS INTERNATIONAL, INC.

                                                 Michael J. DeSantis
                                                     Secretary

March 29, 2000
Silver Spring, Maryland

        TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED
          PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                       CHOICE HOTELS INTERNATIONAL, INC.
                              10750 COLUMBIA PIKE
                         SILVER SPRING, MARYLAND 20901

                           -------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 3, 2000

                           -------------------------

                              GENERAL INFORMATION

   As a stockholder of Choice Hotels International, Inc., you have a right to vote on certain matters affecting the company. This proxy statement discusses the proposals you are voting on this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

   In this proxy statement, we refer to Choice Hotels International, Inc. as "Choice Hotels" or the "Company".

   The annual report (including certified financial statements) for the fiscal year ended December 31, 1999, is being mailed with this proxy statement. The annual report is not part of the proxy solicitation material.

   The Board of Directors is sending proxy material to you and all other stockholders on or about March 29, 2000. The Board is asking for you to vote your shares by completing and returning the proxy card.

QUESTIONS AND ANSWERS

Q.Who can vote at the Annual Meeting?

A. Stockholders who owned Company common stock on March 10, 2000 may attend and vote at the annual meeting. Each share is entitled to one vote. There were 53,408,415 shares of Company common stock outstanding on March 10, 2000.

Q.Why am I receiving this Proxy statement?

A. This proxy statement describes proposals on which we would like you, as a stockholder, to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision.

Q.What is the proxy card?

A. The proxy card enables you to appoint Charles A. Ledsinger, Jr. and Jerry E. Robertson as your representatives at the annual meeting. By completing and returning the proxy card, you are authorizing Mr. Ledsinger and Mr. Robertson to vote your shares at the meeting, as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete and return your proxy card before the meeting date just in case your plans change.

  If a proposal comes up for vote at the meeting that is not on the proxy card, Mr. Ledsinger and Mr. Robertson will vote your shares, under your proxy, according to their best judgment.

Q.What am I voting on?

A. We are asking you to vote on:

  .  the election of three directors, and

  .  an amendment to the Company's Long-Term Incentive Plan to increase the
     number of     authorized shares of common stock available for issuance
     under the Plan.

   The section appearing later entitled "Proposals To Be Voted On" gives you more information on the nominees for election to our Board and the amendment of the Long-Term Incentive Plan.

Q.How do I vote?

A. You may vote by mail.

   You do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

   If you do not mark your voting instructions on the proxy card, your shares will be voted:

  .  for the three named nominees for directors,

  . for the proposal to increase the number of authorized shares available for issuance under the Long-Term Incentive Plan.

   You may vote in person at the meeting.

   We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting. Holding shares in "street name" means you hold them in an account at a brokerage firm.

Q.What does it mean if I receive more than one proxy card?

A. It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

   Unless you need multiple accounts for specific purposes, we recommend you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address. By doing so, you should receive better customer service.

Q.What if I change my mind after I return my proxy?

A. You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

  .  signing another proxy with a later date, or

  .  voting at the meeting.

Q.Will my shares be voted if I do not return my proxy card?

A. If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares.

  Brokerage firms have authority under New York Stock Exchange rules to vote customers' unvoted shares on some "routine" matters. The New York Stock Exchange has determined that both of our proposals described later under "Proposals to Be Voted On" are routine matters.

   If you do not give a proxy to vote your shares, your brokerage firm may either:

  .  Vote your shares on routine matters, or

  .  leave your shares unvoted.

   When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote customers' unvoted shares on non-routine matters. These shares are considered not entitled to vote on non-routine matters, rather than as a vote against the matters.

   We encourage you to provide instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting.

   You may have granted to your stockbroker discretionary voting authority over your account.

   Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your stockbroker.

   A purchasing agent under a retirement plan may be able to vote a participant's unvoted shares. If you are a participant in the Choice Hotels Retirement Savings and Investment Plan, the plan's purchasing agent, under certain circumstances, can vote your shares.

   The purchasing agent can vote shares you hold under the plan if the purchasing agent does not receive voting instructions from you. The purchasing agent will vote your unvoted shares in the same proportion as all other plan participants vote their shares.

Q.How many shares must be present to hold the meeting?

A. To hold the meeting and conduct business, a majority of the Company's outstanding shares as of March 10, 2000 must be present at the meeting. This is called a quorum.

   Shares are counted as present at the meeting if the stockholder either:

  .  is present and votes in person at the meeting, or

  .  has properly submitted a proxy card.

Q.How many votes must the nominees have to be elected as directors?

A. We use the phrase "yes vote" to mean vote for a proposal.

   The three nominees receiving the highest number of yes votes will be elected as directors. This number is called a plurality.

Q.What happens if a nominee is unable to stand for election?

A. The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card, Charles A. Ledsinger, Jr. and Jerry E. Robertson can vote your shares for a substitute nominee. They cannot vote for more than three nominees.

Q. How many votes must the proposed amendment to increase the shares under the Long-Term Incentive Plan have to pass?

A. To pass, the proposal must receive a yes vote from a majority of the Company's shares outstanding as of March 10, 2000.

Q.How are votes counted?

A. You may vote either "for" or "against" each nominee. You may vote "for," "against" or "abstain" on the proposal related to the Long-Term Incentive Plan.

   If you abstain from voting on Long-Term Incentive Plan amendment, it has the same effect as a vote against.

   If you give your proxy without voting instructions, your shares will be counted as a yes vote for each nominee and for the Long-Term Incentive Plan amendment.

   Voting results are tabulated and certified by our transfer agent, ChaseMellon Shareholder Services LLC.

Q.Is my vote kept confidential?

A. Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Q.Where do I find voting results of the meeting?

A. We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2000. We will file that report with the Securities and exchange Commission, and you can get a copy by contacting our Investor Relations Hotline at (302) 592-5026 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the Internet through the SEC's electronic data system called EDGAR at www.sec.gov.

                           PROPOSALS TO BE VOTED ON

1.ELECTION OF CLASS III DIRECTORS

   Nominees for directors this year are Barbara Bainum, Charles A. Ledsinger, Jr. and Lawrence R. Levitan.

   The Board recommends a vote for these nominees.

   Each nominee is presently a director of the Company and has consented to serve a new three-year term.

2. APPROVAL OF AN AMENDMENT TO THE CHOICE HOTELS LONG-TERM INCENTIVE PLAN TO INCREASE SHARES AVAILABLE UNDER THE PLAN

   We are asking stockholders to approve an amendment to increase the number of shares of the Company's common stock available for issuance under the Choice Hotels International, Inc. Long-Term Incentive Plan. The plan, which was approved by the Board of Directors in October 1997, provides for awards to key employees (including officers) which may be in the form of restricted shares, incentive stock options, nonqualified stock options, stock appreciation rights, and performance shares.

   The plan originally authorized the awarding of a maximum of 7.1 million shares of Company common stock to eligible employees.

 Effects of the Spinoff

   The initial authorization of 7.1 million shares under the plan was intended to be a sufficient number of shares to cover grants under the plan for five to ten years. The grant by the Company of awards totaling 2.3 million shares from November 1997 through December 1999 was consistent with this belief. However, this calculation did not fully anticipate the effects of the spinoff of the Company in November 1997 from Sunburst Hospitality Corporation (whose name was Choice Hotels before the spinoff).

   At the time of the spinoff, employees of "old" Choice Hotels (which included Sunburst and Company employees) as well as Manor Care, Inc. held 5.4 million options in "old" Choice Hotels. These options had been granted from time to time over the ten years preceding the spinoff. At the time of the spinoff, these options were converted into successor Sunburst and Company options. As a result, the 5.4 million successor Company options had to be counted against the
7.1 million authorized shares of the Company's Plan.

   As a result, the Board approved an amendment in September, 1999 to provide for an increase of 1.9 million shares for issuance under the Plan. We are asking stockholders to approve this increase.

   The Board recommends a vote for this proposal.

BOARD OF DIRECTORS

 Class III -- Nominees for Terms Expiring in 2003

   Barbara Bainum, age 55, Director since 1996. President, and Director of the Commonweal Foundation since December 1990, December 1984 and December 1994, respectively; Director of Realty Investment Company, Inc. since July 1989 and March 1982, respectively; Clinical Social Worker for Family Services Agency, Gaithersburg, Maryland, since September 1994.

   Charles A. Ledsinger, Jr., age 50, Director since 1998. President, Chief Executive Officer and Director of the Company since August, 1998; President and Chief Operating Officer of St. Joe Company from February 1998 to August 1998, Senior Vice President and Chief Financial Officer of St. Joe Company from May 1997 to February 1998; Senior Vice President and Chief Financial Officer of Harrah's Entertainment, Inc. from June 1995 to May 1997; Senior Vice President and Chief Financial Officer of Promus Companies Incorporated from August 1990 to June 1995. Director: FelCor Lodging Trust, Inc., Friendly's Ice Cream Corporation and TBC Corporation.

   Lawrence R. Levitan, age 58, Director since 1998. Retired, Managing Partner, Northeast and Southeast Regions and Managing Partner, Communications Industry of Andersen Consulting from September 1995 to August 1997. Various positions with Andersen Consulting since 1963.

 Class I -- Term Expires in 2001

   Gerald W. Petitt, age 54, Director from 1980 to 1996 and since 1997. President and Chief Executive Officer of Creative Hotel Associates LLC since November 1996; Co-Chairman of the Company from January 1995 to November 1996; President from June 1990 to January 1995 and Chief Operating Officer from December 1980 to January 1995; Director: Old Westbury Private Capital Fund LLC and AAA Mid-Atlantic.

   Jerry E. Robertson, Ph.D., age 67, Director from 1989 to 1996 and since 1997. Retired, Executive Vice President, 3M Life Sciences Sector and Corporate Services from November 1986 to March 1994; Director of Manor Care, Inc. from 1989 to September 1998; Director: Coherent, Inc. and Steris Corporation.

   Raymond E. Schultz, age 66, Director since 1999. Chairman of RES Investments, Inc. since January 1999; Chairman and Chief Executive Officer of Promus Hotel Corporation from December 1997 to January 1999; President, Chief Executive Officer and a director of Promus from April 1995 through December 1997. From 1993 to 1995 he served as President and Chief Executive Officer of the Hotel Division of The Promus Companies Incorporated. Mr. Schultz is also a director of TBC Corporation and Equity Inns, Inc.

 Class II -- Terms Expire 2002

   Stewart Bainum, Jr., age 53, Director from 1977 to 1996 and since 1997. Chairman of the Board of the Company from March 1987 to November 1996 and since October 1997; Chairman of the Board of Sunburst Hospitality Corporation ("Sunburst") since November 1996; Chairman of the Board of Manor Care, Inc. since September, 1998; Chairman of the Board and Chief Executive Officer of Manor Care, Inc. from March 1987 to September, 1998; Chief Executive Officer of Manor Care and its subsidiary ManorCare Health Services, Inc. ("MCHS") from March 1987 to September, 1998 and President from June 1989 to September, 1998; Vice Chairman of the Board of Vitalink Pharmacy Services, Inc. ("Vitalink") from December 1994 to September, 1998; Vice Chairman of the Board of Manor Care and subsidiaries from June 1982 to March 1987; Director of Manor Care from August 1981 to September 1998, of Vitalink from September 1991 to September, 1998, of MCHS from 1976 to September 1998.

   James H. Rempe, age 70, Director since 1997. Retired, Senior Vice President, General Counsel and Secretary of Manor Care from August 1981 to December 1998; Senior Vice President, General Counsel and Secretary of the Company from February 1981 to November 1996; Director of In Home Health Inc. from October 1995 to November, 1998 and Vitalink Pharmacy Services, Inc. from 1994 to September 1998.

   William L. Jews, age 47, Director since 2000. President and Chief Executive Officer of CareFirst, Inc. since 1998; President and Chief Executive Officer of Blue Cross Blue Shield of Maryland, Inc. until 1998; Director: Ryland Group, Inc., National Blue Cross/Blue Shield Association, Crown Central Petroleum Corp., Federal Reserve Bank of Richmond, Muni Mae, and Ecolab, Inc.

Number of Directors, Term and Responsibilities

   Three directors are nominees for election this year. The remaining six directors will continue to serve the terms consistent with their class, as noted above. Our directors serve staggered terms. This is accomplished as follows:

   . each director serves a three-year term, . the directors are divided into three classes, . the classes are as nearly equal in number as possible, and . the term of each class begins on a staggered schedule.

   The Board currently has nine directors. At the beginning of 1999, the Board had seven directors. During the fiscal year, Frederic V. Malek retired from the Board of Directors. Three new directors have been appointed to fill vacancies:
Larry R. Levitan in February 1999, Raymond E. Schultz in April, 1999, and William L. Jews in February, 2000. Mr. Rempe will retire from the Board at the May 3, 2000 annual meeting. In fiscal year 1999, the Board held seven meetings and each director, except for Barbara Bainum, attended all of the meetings of the Board and all of the committees of the Board on which he or she served. Barbara Bainum was unable to attend one telephonic Board meeting.

   The Board is responsible for overseeing the overall performance of the Company. Members of the board are kept informed of the Company's business through discussions with the Chairman, the Chief Executive Officer and other members of the Company's management, by reviewing materials provided to them and by participating in board and committee meetings.

Committees of the Board

   The standing committees of the Board of Directors include the Audit Committee, the Compensation/Key Executive Stock Option Plan Committee and the Nominating and Corporate Governance Committee. The current members of the standing committees are as follows:

--------------------------------------------------------------------------------

                                                                          Meetings
  Name of Committee                                                         held
   and Members                Functions of the Committee                  in 1999
----------------------------------------------------------------------------------
  Compensation/Key Executive  .  administers the Company's stock option   Four
  Stock Option Plan              plans and grant stock options
                                 thereunder;
  Jerry E. Robertson, Chair
  Barbara Bainum
  Raymond E. Schultz
                              .  reviews compensation of officers and key
                                 management employees;
                              .  recommends development programs for
                                 employees such as bonus and incentive
                                 plans, pensions and retirement;
                              .  reviews other employee fringe benefit
                                 programs
                              .  reviews succession plan and management
                                 development
----------------------------------------------------------------------------------
  Audit                       .  confers with independent accountants and Two
                                 internal auditors regarding scope of
  Raymond E. Schultz, Chair      examinations;
  Lawrence R. Levitan
  Gerald W. Petitt
                              .  reviews reports of independent
                                 accountants and internal auditors;
                              .  reviews recommendations about internal
                                 controls;
                              .  recommends selection of independent
                                 accountants to the Board
----------------------------------------------------------------------------------
  Nominating & Corporate      .  administers the Company's Corporate      One
  Governance                     Governance Guidelines (see below);
  Gerald W. Petitt, Chair
  Jerry E. Robertson
  James H. Rempe
                              .  determines the size and composition of
                                 the Board;
                              .  recommends candidates to fill vacancies
                                 on the Board;
                              .  determines actions to be taken with
                                 respect to directors who are unable to
                                 perform their duties;
                              .  sets the Company's policies regarding
                                 the conduct of business between the
                                 company and any other entity affiliated
                                 with a director;
                              .  determines the compensation of non-
                                 employee directors

--------------------------------------------------------------------------------

Corporate Governance Guidelines

   The Corporate Governance Guidelines are a set of principles which provide a benchmark of what is "good" corporate governance. The main tenets of the Guidelines are:

  .  Create value for shareholders by promoting their interests

  .  Focus on the future: formulate and evaluate corporate strategies

  .  Duty of loyalty to the Company by Directors

  .  Annual CEO evaluation by independent directors

  .  Annual approval of 3-year plan and one-year operating plan

  .  Annual assessment of Board effectiveness by Nominating/Governance
     Committee

  .  No interlocking directorships

  . Directors are required to reach and maintain ownership of $100,000 of Company stock

  .  Annual report of succession planning and management development by CEO


Compensation Committee Interlocks & Insider Participation

   During 1999:

  . none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

  . none of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeded $60,000;

  . none of the Company's executive officers served on the compensation committee (or another board committee with similar functions or, if there was no such committee like that, the entire board of directors) of another entity where one of that entity's officers served on the Company's Board Compensation Committee or one of its executive officers served as a director on the Company's Board; and

  . none of the Company's executive officers was a director of another entity where one of that entity's officers served on the Company's Compensation Committee.

Compensation of Directors

   We do not pay directors who are also officers of the Company additional compensation for their services as directors. In 1999, compensation for non-employee directors included the following:

  . an annual retainer of restricted stock with a fair market value of $30,000,

  .  $1,610 for each committee meeting attended,

  . an option grant at the time of their initial election to purchase 5,000 shares of the Company's common stock,

  . an option grant at each subsequent annual meeting to purchase 1,000 shares of the Company's common stock, and

  .  expenses of attending Board and committee meetings.

   Non-employee directors may elect once a year to defer a minimum of 25% of committee fees to be earned during the year. Any fees which are deferred are used to purchase shares of the Company's common stock at the end of each fiscal quarter. Such shares are distributed to the director at the time he or she ceases services as a director.

   Upon Mr. Malek's retirement, the Board of Directors approved the accelerated vesting of his awards under the Option Plan and the Stock Plan. The Board of Directors has also approved the accelerated vesting of Mr. Rempe's awards under the Option Plan and the Stock Plan upon his retirement following the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   This table shows how much Company common stock is owned by (i) each director of the Company, (ii) the Company's chief executive officer, the other four most highly compensated executive officers, and one former officer, (iii) all officers and directors of the Company as a group and (iv) all persons who are expected to own beneficially more than 5% of the Company's common stock, as of March 10, 2000. Unless otherwise specified, the address for each of them is 10750 Columbia Pike, Silver Spring, Maryland 20901.

                          Shares of Common Stock  Right to  Restricted   Percentage of
Name of Beneficial Owner  Beneficially Owned(1)  Acquire(2)  Stock(3)  Shares Outstanding
------------------------  ---------------------- ---------  ---------- ------------------
Stewart Bainum, Jr......         7,026,978(5)**   233,460        --          13.16%
Barbara Bainum..........         7,469,328(6)**     4,209      3,341         13.98%
Michael J. DeSantis.....            11,801         22,480        --              *
Charles A. Ledsinger,
 Jr.....................            21,948        130,713     43,894             *
Lawrence R. Levitan.....               --             --       1,836             *
William L. Jews.........               --             --         --              *
Thomas Mirgon...........             3,444         48,780        --              *
Raymond E. Schultz......               --             --         --              *
Steven Schultz..........               --             --      27,064             *
Gerald W. Petitt........            37,257(7)         547      3,341             *
James H. Rempe..........            69,708         62,881      3,672             *
Jerry E. Robertson,
 Ph.D...................            23,666(8)       4,941      3,341             *
Mark C. Wells(9)........             3,750            --         --              *
All Directors and Named
 Officers as a Group (15
 persons)...............         9,238,722        562,071     86,489         18.32%
Bruce Bainum............         9,074,935(10)**      --         --          16.99%
Roberta Bainum..........         5,459,697(11)        --         --          10.22%
Stewart Bainum..........        10,366,208(12)**    7,193      1,836         19.41%
Ronald Baron............        19,633,776(13)        --         --          36.76%

--------
*  Less than 1% of class.
** Because of SEC reporting rules, shares held by certain Bainum family entities are attributed to more than one of the Bainums included in this table because such named Bainums have shared voting or dispositive control. Members of the Bainum family (including various partnerships, corporations and trusts established by members of the Bainum family) in the aggregate have the right to vote approximately 39.24% of the number of outstanding shares of Company common stock.
1. Includes shares for which the named person:
  . has sole voting and investment power, . has shared voting and investment, or . holds in an account under the Choice Hotels Retirement Savings and
     Investment Plan or the Choice Hotels Nonqualified Retirement Savings and Investment Plan, unless otherwise indicated in the footnotes.
   Excludes share that:
  . may be acquired through stock option exercises, or . are restricted stock holdings.
2. Shares that can be acquired through stock option exercises through May 9, 2000.
3. Shares subject to a vesting schedule, forfeiture risk and other restrictions.

 4. Percentages are based on 53,408,415 shares outstanding on March 10, 2000 (the "Record Date") plus, for each person, the shares which would be issued assuming that such person exercises all options it holds which are exercisable through May 9, 2000.
 5. Includes 1,565,562 shares owned by the Stewart Bainum, Jr. Trust. Also includes 3,567,869 shares held by Realty Investment Company, Inc. ("Realty"), a real estate management and investment company in which Mr. Bainum, Jr. has shared voting authority; 1,779,628 shares owned by Mid Pines Associates Limited Partnership ("Mid Pines"), in which Mr. Bainum, Jr. is managing general partner and has shared voting authority and 112,200 shares owned by the Vintage, L.P., in which Mr. Bainum, Jr. is a shareholder and director of the corporate general partner and shares voting authority. Also includes 1,719 shares which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan ("Non-Qualified Savings Plan").
 6. Includes 980 shares owned directly by Ms. Bainum and 2,008,651 shares owned by the Barbara Bainum Trust. Also includes 1,779,628 shares owned by Mid Pines, in which Ms. Bainum's trust is a general partner and has shared voting authority, 3,567,869 shares owned by Realty, in which Ms. Bainum's trust has voting stock and shares voting authority, 112,200 shares owned by Vintage L.P., in which Ms. Bainum is a shareholder and director of the corporate general partner and shares voting authority.
 7. Includes 8,661 shares held in trust for minor children for which Mr. Petitt is trustee. Beneficial ownership of such shares is disclaimed.
 8. Includes 15,500 shares owned by the JJ Robertson Limited Partnership, of which Mr. Robertson and his wife are the general partners with shared voting authority, and 1,833 shares owned by the Jerry E. Robertson Living Trust.
 9. Mr. Wells resigned from the Company in January 2000.
10. Includes 94,500 shares owned directly by Mr. Bainum and 1,906,369 shares owned by the Bruce Bainum Trust. Also includes 1,614,369 shares owned by the Roberta Bainum Irrevocable Trust, of which Mr. Bainum is the trustee. Also includes 1,779,628 shares owned by Mid Pines, in which Mr. Bainum is a general partner and has shared voting authority, 3,567,869 shares owned by Realty in which Mr. Bainum's trust has voting stock and shares voting authority, and 112,200 shares owned by Vintage L.P., in which Mr. Bainum is a shareholder and director of the corporate general partner and shares voting authority. Mr. Bainum's address is 10770 Columbia Pike, Silver Spring, Maryland, 20901.
11. Includes 1,779,628 shares owned by Mid Pines, in which Ms. Bainum is a general partner and has shared voting authority, 3,567,869 shares owned by Realty in which Ms. Bainum's trust has voting stock and shares voting authority, and 112,200 shares owned by Vintage, L.P., in which Ms. Bainum is a shareholder and director of the corporate general partner and shares voting authority. Ms. Bainum's address is 10770 Columbia Pike, Silver Spring, Maryland, 20901.
12. Includes 1,575 shares held directly by Mr. Bainum, 5,885,853 shares held directly by the Stewart Bainum Declaration of Trust, of which Mr. Bainum is the sole trustee and beneficiary; 3,567,869 shares held directly by Realty, in which Mr. Bainum and his wife have shared voting authority; and 112,200 shares owned by Vintage, L.P., of which Mr. Bainum is Chairman of the Board of the corporate general partner and shares voting authority. Also includes 798,711 shares held by the Jane L. Bainum Declaration of Trust, the sole trustee and beneficiary of which is Mr. Bainum's wife.
13. As of March 10, 2000 based on information provided by Mr. Baron. Mr. Baron's address is 450 Park Avenue, Suite 2800, New York, New York 10022.
    Pursuant to a letter agreement dated January   , 1998 between the Company,
    Mr. Baron and entities under the control of Mr. Baron (together with Mr. Baron, the "Baron Entities"), each Baron Entity covenanted not to (i) acquire any additional shares of stock or security convertible into stock of the Company; (ii) take any action or participate in any transaction which may constitute an event of default under the Company's Credit Facility or (iii) seek representation on the Board of Directors of the Company.

                             EXECUTIVE COMPENSATION

   This table shows, for the last three fiscal years, compensation information for the Company's Chief Executive Officer, the next four most highly compensated executive officers and one former executive officer. We refer to each of these officers as a "named officer". Compensation received by each named officer prior to the October 15, 1997 spinoff(1) was paid by Former Choice. Compensation received by the named officers after the spinoff was paid by the Company.

--------
1. Prior to becoming a separate, publicly-held company on October 15, 1997 pursuant to the Spinoff (as defined below), the Company was named Choice Hotels Franchising, Inc. and was a wholly-owned subsidiary of Choice Hotels International, Inc. ("Former Choice"). On October 15, 1997, Former Choice distributed to its stockholders its hotel franchising business (which had previously been conducted primarily by the Company) and its European hotel ownership business pursuant to a pro rata distribution to its stockholders of all of the stock of the Company (the "Spinoff"). At the time of the Spinoff, the Company changed its name to "Choice Hotels International, Inc.," and Former Choice changed its name to "Sunburst Hospitality Corporation." For purposes of this proxy statement, we refer to the Company's former parent corporation pior to the Spinoff are to "Former Choice," and after the spinoff as "Sunburst."


                           Summary Compensation Table

                                Annual Compensation                     Long-Term Compensation
                         ---------------------------------- ------------------------------------------------
   Name and Principal    Fiscal                                Restricted     Stock Option      All Other
        Position         Year(1)  Salary   Bonus   Other(2) StockAwards($)(3) Shares(#)(4)   Compensation(5)
   ------------------    ------- -------- -------- -------- ----------------- ------------   ---------------
Charles A. Ledsinger,
 Jr.(6).................  1999   $516,809 $249,565 $ 52,895          --          55,000             --
President & Chief
 Executive Officer        1998    159,633      --    99,621     $825,000        598,563             --
Michael J. DeSantis.....  1999    187,694   83,269   28,306          --          34,000          $2,498
Senior Vice President,
 General Counsel          1998    166,538   36,750      --           --          22,500           1,920
 and Secretary            1997A   122,870   19,204      --           --          40,000(7)          --
                          1997B    99,530    3,477      --           --             --              --
Bruno Geny (8)..........  1999    239,731  103,200      --           --          41,500             --
Senior Vice President,
 International            1998     70,769      --       --           --          30,000             --
Thomas Mirgon (9).......  1999    249,795  119,663      --           --          48,100           3,590
Senior Vice President,
 Administration           1998    239,325   92,083      --           --          22,500             --
                          1997A   188,423   51,315  169,624          --           7,100(10)         --
                          1997B    58,477   26,315      --           --          40,000(11)         --
Steven Schultz (12).....  1999    187,500   53,730      --       400,038        100,000             --
Executive Vice
 President, Franchise
 Operations
Mark C. Wells(13).......  1999    282,962  137,500      --           --          41,250             --
Senior Vice President,
 Marketing                1998    167,115      --   121,130      300,000         65,000             --

--------
1. On September 16, 1997, the Company changed its fiscal year end from May 31 to December 31. Accordingly, the summary compensation information presented for the periods prior to 1998 is for the twelve months ended December 31, 1997 ("1997A") and the fiscal year ended May 31, 1997 ("1997B"). Summary compensation data paid to the named officers during the period between January 1, 1997 and May 31, 1997 are reflected in each of the 1997A and 1997B periods.

2. Other Annual Compensation for Mr. Ledsinger included: for 1999, $35,077 in relocation expenses, and $11,700 in automobile allowance, and for 1998, $95,571 in relocation expenses. For Mr. DeSantis, it included for 1999, $10,200 in automobile allowance and $18,106 in miscellaneous expenses. For Mr. Mirgon, it included for 1997, $160, 994 in relocation expenses and $8,630 in automobile allowance. For Mr. Wells, it included for 1998, $115,638 in relocation expenses. SEC regulations exclude from proxy statement reporting requirements a named officer's perquisites if their value in any year is less than (a) $50,000 or (b) 10% of the named officer's annual salary and bonus in that year. Based on these regulations, we have only reported perquisites noted above.

3. Mr. Ledsinger was granted 65,842 shares of restricted stock on August 31, 1998. The shares vest in three equal annual installments beginning on August 31, 1999. As of December 31, 1999, Mr. Ledsinger had 43,894 unvested shares with a value of $754,428; Mr. Schultz had 27,064 unvested shares with a value of $465,162; and Mr. Wells had 15,000 unvested shares with a value of $257,812. Mr. Wells forfeited his unvested shares when he resigned from the Company in January 2000.

4. For Mr. Mirgon with respect to grants in 1997B and for all of the named officers with respect to grants in 1997A, represents options to acquire shares of Former Choice common stock. Because of the spinoff, the options to purchase Former Choice common stock were converted to successor options to purchase Company common stock and Sunburst common stock. In all cases, however, the exercise prices were adjusted to maintain the same financial value to the option holder before and after each of the spinoffs.

5. Represents amounts contributed in stock by Former Choice for 1997B, Former Choice/Sunburst for 1997A and the Company for 1998 and 1999 under their respective 401(k) Plan and Non-Qualified Savings Plan, which provide retirement and other benefits to eligible employees, including the named officers.

6. Mr. Ledsinger's employment as President and Chief Executive Officer commenced August, 1998.

7. In connection with the spinoff, these options were converted into options to purchase 44,946 shares of Company common stock at an exercise price of $13.2008 and 5,000 shares of Sunburst common stock at an exercise price of $7.835.

8. Mr. Geny's employment as Senior Vice President, International commenced February 1998.

9. Mr. Mirgon's employment with the Company and Former Choice commenced March 3, 1997.

10. In connection with the spinoff, these options were converted into options to purchase 7,878 shares of Company common stock at an exercise price of $13.2008 and 888 shares of Sunburst common stock at an exercise price of $7.835.

11. In connection with the spinoff, these options were converted into options to purchase 44,946 shares of Company common stock at an exercise price of $13.0043 and 5,000 shares of Sunburst common stock at an exercise price of $7.7421.

12. Mr. Schultz's employment as Executive Vice President, Franchise Operations commenced May 1999.

13. Mr. Wells' employment as Senior Vice President, Marketing commenced May 1998. Mr. Wells resigned in January 2000.

                          STOCK OPTION GRANTS IN 1999

                                                                         Potential Realizable
                                                                           Value of Assumed
                                                                          Rate of Stock Price
                                                                           Appreciation for
                                        Individual Grants                   Option Term(2)
                         ----------------------------------------------- ---------------------
                                    Percentage of
                                    Total Options
                         Number of  Granted to all  Exercise
                          Options    Employees in  Base Price Expiration
          Name           Granted(1)      1999      Per Share     Date      5%(3)     10%(4)
          ----           ---------- -------------- ---------- ---------- --------- -----------
Charles A. Ledsinger,
 Jr.....................   55,000         7.6%      $12.625    2/01/09   $ 436,425 $ 1,106,875
Michael J. DeSantis.....   34,000         4.7%      $12.625    2/01/09   $ 269,790 $   684,250
Bruno Geny..............   41,500         5.8%      $12.625    2/01/09   $ 329,302 $   835,187
Thomas Mirgon...........   48,100         6.7%      $12.625    2/01/09   $ 381,673 $   968,012
Steven Schultz..........  100,000        13.9%      $14.78     5/17/09   $ 930,000 $ 2,356,000
Mark C. Wells...........   41,250         5.7%      $12.625    2/01/09   $ 327,318 $   830,156

--------
1. Options granted in 1999 were made under the 1997 Long-Term Incentive Plan. These options:
   . are generally granted 75% as nonqualified stock options and 25% as incentive stock options (except as limited by tax law), . are granted at an exercise price equal to 100% of the fair market value of the common stock on the grant date,
   . expire ten years from the date of grant, unless earlier terminated because of certain events related to termination of employment, and . vest in 20% increments on each anniversary of the grant date, subject to the terms and conditions of the plan.

2. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the stock price. Since options are granted at market price, a zero percent gain in the stock price will result in no realizable value to the optionees.

3. A 5% per year appreciation in stock price from $12.625 per share yields $20.56, and from $14.78 per share yields $24.08.

4. A 10% per year appreciation in stock price from $12.625 per share yields$32.75, and from $14.78 per share yields $38.34.

                      AGGREGATED OPTION EXERCISES IN 1999
                           AND YEAR-END OPTION VALUES

                                                      Number of Unexercised
                                                  Options at December 31, 1999
                                                  -----------------------------
                                                                                    Value of Unexercised
                         Shares Acquired  Value                                    in-the-money Options--
                           on Exercise   Realized  Exercisable   Unexercisable     at December 29, 1999(1)
                         --------------- -------- -----------------------------   -------------------------
          Name                  #           $           #              #          Exercisable Unexercisable
          ----           --------------- -------- -----------------------------   ----------- -------------
Charles A. Ledsinger,
 Jr.....................       --          --              119,730        533,850  $557,563    $2,481,181
Michael J. DeSantis.....       --          --               22,480         78,926  $ 82,228    $  304,819
Thomas Mirgon...........       --          --               25,670         97,854  $ 97,759    $  392,459
Bruno Geny..............       --          --               12,000         59,400  $      0    $  188,887
Steven Schultz..........       --          --                  --         100,000  $      0    $  240,750
Mark C. Wells...........       --          --               13,000         93,250  $ 15,483    $  249,953

--------
1. The closing prices of Company common stock as reported by the New York Stock Exchange on December 29, 1999 was $17.1875. The value is calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of Company common stock underlying the option.

Employment Agreements

   The Company entered into an employment agreement with Stewart Bainum, Jr., providing for Mr. Bainum, Jr.'s employment as Chairman of the Company's Board of Directors. The agreement has a term of three years commencing October 15, 1997. Either Choice or Mr. Bainum may terminate the agreement upon 30 days' prior written notice on the first and second anniversary dates of the agreement. The agreement provides for a base salary of $82,044 per annum for services to the Company and a maximum bonus of 60% of Mr. Bainum, Jr.'s base compensation based upon the performance of the Company. Effective February 1, 2000, the agreement was modified to provide Mr. Bainum, Jr. a set retainer of $200,000 per year, with no bonus potential.

   The Company entered into an employment agreement Charles A. Ledsinger. The agreement has a term of five years from July 31, 1998 and provides for a base salary of $500,000 per annum, subject to annual adjustments and a target bonus of 60% of his base compensation, based on Company performance. Pursuant to the employment agreement, Mr. Ledsinger was granted 65,842 shares of restricted Company common stock and options to purchase 598,563 shares of common stock, of which 39,900 of the options were incentive stock options granted under the Long Term Incentive Plan. The remainder of the options were non-qualified stock options. The agreement also contains a change of control provision which provides for a severance payment equal to 200% of his base salary and 75% of a prior year's bonus if he is terminated within twelve months of a change of control of the Company.

   The Company has entered into employment agreements with each of the officers listed below. Each agreement is for a term of five years from the effective date and provides for a specified base salary, which is subject to annual adjustment, and an annual bonus up to a specified percentage of that officer's base salary. The annual bonus is based on performance criteria. Each agreement also contains a change of control provision which provides for a severance payment equal to 200% of the officer's base salary and 75% of a prior year's bonus if he is terminated within twelve months of a change of control of the Company.

   The following table provides the term and compensation payable under each employment agreement.

                                                   Current 2000
                                                       Base               Target
          Officer           Effective Date         Compensation            Bonus
      ----------------      --------------         ------------         -----------
      Michael DeSantis      April 29, 1998           $215,000           50% of Base
      Thomas Mirgon          March 3, 1997           $264,000           50% of Base
      Steven Schultz          May 17, 1999           $335,000           55% of Base
      Joseph Squeri          June  3, 1999           $230,000           50% of Base
      Mark Wells              May 18, 1998                --            50% of Base

Retirement Plans

   The Company has adopted the Choice Hotels International, Inc. Supplemental Executive Retirement Plan (the "SERP"). Participants are the CEO and Senior Vice Presidents and other officers who report directly to the CEO.

   Participants in the SERP receive a monthly benefit for life based upon final average salary and years of service. Final average salary is the average of the monthly base salary, excluding bonuses or commissions, earned in a 60 month period which produces the highest average out of the 120 months of employment, prior to the first occurring of the early retirement date or the normal retirement date. The nominal retirement age is 65, and participants must have a minimum of 15 years of service. Participants may retire at age 60 and may elect to receive reduced benefits commencing prior to age 65, subject to Board approval. All of the Named Officers who are participants are age 55 or younger, so that none of their compensation reported above would be included in the final average salary calculation.

   Assuming that the following officers continue to be employed by the Company until they reach age 65, their credited years of service are as follows:

                                                  Current Years Years of Service
      Name of Individual                           of Service      at Age 65
      ------------------                          ------------- ----------------
      Charles A. Ledsinger.......................        1             16
      Thomas Mirgon..............................        3             24
      Michael J. DeSantis........................        4             28
      Steven Schultz.............................        0             12
      Joseph Squeri..............................        3             34

   The table below sets forth estimated annual benefits payable upon retirement to persons in specified compensation and years of service classifications. These benefits are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity or ten-year certain payments. The benefits are not subject to offset for social security and other amounts.

                          Years of Service/Benefit as
                       Percentage of Final Average Salary

                                                                                         25 or
      Remuneration              15/15%                     20/22.5%                     more/30%
      ------------             -------                     -------                      -------
        $300,000               $45,000                     $67,500                      $90,000
         350,000                52,500                      78,750                      105,000
         400,000                60,000                      90,000                      120,000
         450,000                67,500                     101,250                      135,000
         500,000                75,000                     112,500                      150,000
         600,000                90,000                     135,000                      180,000

   In October 1997, the Company established the Choice Hotels International, Inc. Retirement Savings and Investment Plan (the "401(k) Plan"). The 401(k) Plan is a defined contribution retirement, savings and investment plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and includes a cash or deferred arrangement under Section 401(k) of the Code. All employees age 21 or over and who have worked for the Company for a twelve month period during which such employee completed at least 1,000 hours will be eligible to participate. Subject to certain non-discrimination requirements, each employee will be able to contribute an amount to the 401(k) Plan on a pre-tax basis up to 15% of the employee's salary, but not more than the current Federal limit of $10,000. The Company will match contributions made by its employees subject to certain limitations. The amount of the match will be equal to a percentage of the amount of salary reduction contribution made on behalf of a participant during the plan year based upon a formula that involves the profits of the Company for the year and the number of years of service of the participant. Amounts contributed by the Company pursuant to its 401(k) Plan for Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation."

   The Company also adopted the Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan ("Non-Qualified Savings Plan"). Certain select highly compensated members of management of the Company will be eligible to participate in the Non-Qualified Savings Plan. The Non-Qualified Savings Plan is structured so as to provide the participants with a pre-tax savings vehicle to the extent that pre-tax savings are limited under the 401(k) Plan as a result of various governmental regulations, such as non-discrimination testing. Amounts contributed by the Company under its Non-Qualified Savings Plan for fiscal year 1999 for the Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation."

   The Company match under the 401(k) Plan and the Non-Qualified Savings Plan is limited to a maximum aggregate of 6% of the annual salary of a participant. Likewise, participant contributions under the two plans will not exceed the aggregate of 15% of the annual salary of a participant.

   THE FOLLOWING COMPENSATION COMMITTEE REPORT AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

   In this section, we describe our executive compensation policies and practices, including the compensation we pay our Chief Executive Officer and the next four most highly compensated executive officers.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

   During 1999, the Compensation/Key Executive Stock Option Plan Committee consisted of Jerry E. Robertson and Barbara Bainum for the full year, Frederic
V. Malek through April 29, and Raymond E. Schultz from April 29. No member of our committee during 1999 was an employee of the Company or any of its subsidiaries. Each member qualifies as a non-employee director under Rule 16b-3 of the Securities and Exchange Act of 1934 and as an "outside director" as defined in Section 162(m)(3) of the Internal Revenue Code.

   The following philosophy and principles have been set forth as a framework within which our committee operates.

Compensation Committee Philosophy and Guiding Principles

  .  Attract and retain talented management;


  . Closely align management's interests and actions with those of shareholders through the establishment of appropriate award vehicles;
  . Reward employees for enhancing shareholder value through sustained improvement in earnings per share;

  . Position base pay at market so that the Company can vary total compensation costs with financial results by means of variable pay; and

  . Recognize the concept that executive officers individually, and as a group, should have a significant ownership stake in the Company.

Executive Compensation Policies

   Compensation Levels

   Our committee relates total compensation levels for the Company's executive officers to the total compensation paid to similarly situated executives based on various independently published compensation surveys, primarily conducted and approved by independent consultants. Summary data on companies of similar size in the service sector are used as the primary comparison and companies in the hotel industry are used as a secondary comparison. Total compensation is targeted to approximate the median of the competitive market data and comparison companies. However, because of the performance-oriented nature of the incentive programs, total compensation may exceed market norms when the Company's targeted performance goals are exceeded. Similarly, total compensation may lag the market when performance goals are not achieved. Compensation for the Chief Executive Officers and other executive officers was set in February 1999. For the twelve months ended December 31, 1999, compensation for the President and Chief Executive Officer was slightly below the median while compensation for all of the other executive officers, as a group, was at the median.

   Policy with Respect to Qualifying Compensation for Deductibility

   Section 162(m) of the Code imposes a $1 million ceiling on tax-deductible compensation paid to the Chief Executive Officer and the next four most highly compensated executive officers. Certain types of compensation are only deductible if performance criteria are set and stockholders have approved the compensation arrangements. The Company believes that while it is generally in the best interest of stockholders to structure compensation plans so that compensation is deductible under Section 162(m), there may be times when the benefit of the deduction would be outweighed by other corporate objectives, such as the need for flexibility.

   In connection with Charles A. Ledsinger's employment agreement, Mr. Ledsinger was granted 65,842 non-performance based restricted shares of Company Common Stock which vest in three equal annual installments beginning July 31, 1999. At vesting, the fair market value of the stock will be compensation to Mr. Ledsinger and included in calculating the $1 million ceiling. Additionally, the employment agreement provides for options to purchase 498,563 shares of Company Common Stock which were granted outside of the 1997 Incentive Plan and which vest in five equal annual installments beginning July 31, 1999. Upon the exercise of such options by Mr. Ledsinger during any fiscal year, his gain (the difference between the fair market value on the date of exercise and the exercise price) will be included in calculating the compensation for that fiscal year for which the federal income tax deduction is disallowed. Our Committee intends to monitor the Company's compensation programs with respect to such laws.

   Annual Compensation

   The base salary pay practice as previously adopted by the Compensation Committee is to target compensation at the 55th percentile of the market range among the comparison groups for a particular position and to adjust as appropriate for experience and performance.

   Annual merit adjustments for the executive officers affecting compensation paid in the twelve months ended December 31, 1999 were set in February 1999.

   In 1997, the Committee revised its performance measurements for awards under the annual cash bonus program to focus heavily on management's responsibility to deliver earnings per share based on earnings per share from continuing operations at established annual targets. For executive officers other than the Chief Executive Officer, the measurements include specific performance objectives directly accountable to the executive officer. These performance objectives, where applicable, could include licensee/customer satisfaction and RevPAR and would incorporate each executive officer's accountability for the successful execution of key initiatives tied to achievement of the Company's strategic plan. For the 1999 fiscal year, the awards under the annual cash bonus program were based 75% on achieving increased earnings per share and 25% on achieving performance objectives payable February 2000. For this period, actual performance exceeded the goals for earnings per share.

Long- Term Incentives

   The Company will award long-term incentives under the 1997 Incentive Plan. The plan gives the Committee the latitude of awarding Incentive Stock Options, non-qualified stock options, restricted stock, and other types of long-term incentive awards. The recommended awards were developed by analyzing peer group average market data and the Company's past practice. The Committee reviewed and approved a Stock Option Guide Chart for the Company's executives which utilizes a market based salary multiple to establish a competitive range of stock options from which executive awards could be determined.

Compensation of the Chief Executive Officer

   Mr. Ledsinger was appointed Chief Executive Officer and President in August 1998. His base salary is established by his rights under his employment agreement, approved by the Committee. The base salary is reviewed each year by the Committee and is subject to merit increases based primarily on his achievement of performance objectives and the comparison to competitive market data and the comparison companies. The performance objectives vary from year to year but in general relate to such matters as positioning the Company for growth, achieving the Company's strategic plan and other various financial goals. Although no specific weights are assigned to any particular objective, a greater emphasis is placed on corporate and personal performance than on competitive practices within the industry. In February 1999, the Committee approved a 5% annualized (3.75% pro rata) merit increase to Mr. Ledsinger's base salary.

   Under the annual cash bonus program, Mr. Ledsinger has the potential to be awarded up to 60% of his base salary if bonus objectives are achieved. Unlike the other executive officers, Mr. Ledsinger's bonus objectives are tied 100% to earning per share. For the fiscal year ended December 31, 1999, actual performance exceeded the goals for earnings per share.

                           THE COMPENSATION COMMITTEE

                          Jerry E. Robertson, Chairman
                                 Barbara Bainum
                               Raymond E. Schultz

                               PERFORMANCE GRAPH

   The following graph compares the performance of Choice common stock with the performance of the New York Stock Exchange Composite Index ("NYSE Composite Index") and a peer group index (the "Peer Group Index") by measuring the changes in common stock prices from October 16, 1997, plus assumed reinvested dividends. The Commission's rules require that the Company select a peer group in good faith with which to compare its stock performance by selecting a group of companies in lines of business similar to its own. Accordingly, the Company has selected a peer group that includes companies which are actively traded on the New York Stock Exchange and the NASDAQ Stock Market and which are in the franchising and/or hospitality industry. The common stock of the following companies have been included in the Peer Group Index: Prime Hospitality Corporation, Marriott International, Inc., Promus Hotel Corporation, Cendent Corporation and Hilton Hotels Corp.

   The graph assumes that $100 was invested on October 16, 1997, in each of Choice common stock, the NYSE Composite Index and the Peer Group Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective capitalization, measured at the beginning of each relevant time period.



                        [PERFORMANCE GRAPH APPEARS HERE]


                           October December June  December June  December
                            1997     1997   1998    1998   1999    1999
                           ------- -------- ----- -------- ----- -------- ---
     Choice Hotels           100     94.1    79.8   80.5   116.2  100.7
     NYSE Composite Index    100    101.5   116.3  121.8   133.3  133.4
     Peer Group              100    100.6    98.3   77.8    92.5   76.8

                           CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS

   Creative Hotel Associates LLC is a franchisee of the Company with Sleep Inns in Ormond Beach, Florida and Albuquerque, New Mexico and a Comfort Inn and Suites in Carbondale, Colorado. Robert C. Hazard, Jr. is Chairman of Creative Hotel Associates LLP and Gerald W. Petitt is the President and Chief Executive Officer. Total payments to the Company for fiscal year 1999 were $815,898. The Company and Messrs. Hazard and Petitt have also entered into an agreement which provides for no royalty fees for two selected hotels for each of them for a period of five years. Mr. Petitt is a director of the Company and Mr. Hazard, Jr. retired from the Board of Directors in August, 1998.

   CareFirst BlueCross BlueShield is the Company's health care provider, acting as third-party administration of the Company's health plan. William L. Jews, a director of the Company, is the President and Chief Executive Officer of CareFirst. In 1999, administration fees of $545,297 were paid by the Company to CareFirst, while CareFirst paid to the Company $739,186 in stop/loss insurance coverage.

   On October 27, 1998, the Company entered into a Master Aircraft Lease Agreement with Wilderness Investment Company, Inc. ("Wilderness"), a corporation which is solely owned by Stewart Bainum. The lease permits the Company to lease from time to time a Cessna Citation VI owned by Wilderness. During fiscal year 1999, the Company incurred a total of $108,100 for aircraft usage pursuant to the lease. Mr. Bainum, who is the father of Stewart Bainum, Jr. and Barbara Bainum, retired from the Board of Directors in August 1998.

   Pursuant to its relocation policy, the Company entered into a bridge loan agreement with Charles A. Ledsinger in September 1998 in the amount of $754,000 for the purchase of his residence. The bridge loan was interest-free and was repaid in March 1999. Also under its relocation policy, the Company purchased Mr. Ledsinger Jr.'s previous residence.

Relationship with Sunburst

   When the Company was spunoff from Sunburst in October, 1997, the Company and Sunburst entered into certain agreements intended to govern the relationship between the parties after the spinoff. In addition, Sunburst is the Company's largest franchisee, with a portfolio of 83 hotels containing 11,351 rooms as of December 31, 1999. The material terms of certain of these agreements and other arrangements, entered into between the Company and Sunburst, including the franchise agreements with respect to Sunburst's hotels, are described below.

Distribution Agreement

   In connection with the spinoff, the Company and Sunburst entered into a Distribution Agreement which provided for, among other things, the principal corporate transactions required to effect the spinoff, the assumption by the Company of all liabilities relating to its business and the allocation between the Company and Sunburst of certain other liabilities, certain indemnification obligations of Sunburst and Choice and certain other agreements governing the relationship between the Company and Sunburst with respect to or in consequence of the spinoff.

   Subject to certain exceptions, the Company has agreed to indemnify Sunburst and its subsidiaries against any loss, liability or expense incurred or suffered by Sunburst or its subsidiaries arising out of or related to the failure by the Company to perform or otherwise discharge liabilities allocated to and assumed by the Company under the Distribution Agreement, and Sunburst has agreed to indemnify the Company against any loss, liability or expense incurred or suffered by the Company arising out of or related to the failure by Sunburst to perform or otherwise discharge the liabilities retained by Sunburst under the Distribution Agreement. The foregoing cross-indemnities do not apply to indemnification for tax claims and liabilities, which are addressed in the Tax Sharing Agreement described below.

   To avoid adversely affecting the intended tax consequences of the spinoff, each of the Company and Sunburst will agree to comply in all material respects with each representation and statement made to any taxing authority in connection with the IRS tax ruling or any other tax ruling obtained by the Company and Sunburst in connection with the spinoff.

   Under the Distribution Agreement, each of the Company and Sunburst were granted access to certain records and information in the possession of the other, and requires the retention of such information in its possession for specified periods and thereafter requires that each party give the other prior notice of its intention to dispose of such information. In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each of the Company and Sunburst to obtain the consent of the other prior to waiving any shared privilege.

   In accordance with the Distribution Agreement, the Company agreed to assume and pay certain liabilities of Sunburst, subject to the Company maintaining a minimum net worth of $40 million, at the date of the spinoff. As of December 31, 1997 the Company reflected a $25 million receivable due from Sunburst on its consolidated balance sheet. In 1998, net payments of approximately $8 million were collected from Sunburst in cash. On December 28, 1998, the Company and Sunburst amended the Strategic Alliance Agreement (defined below) entered into in connection with the spinoff. As part of that amendment, the Company exchanged the remaining $17 million balance in return for, among other things, the termination of Sunburst's option for the exclusive rights to the MainStay Suites brand and a commitment from Sunburst to build a total of 25 MainStay Suites.

Strategic Alliance Agreement

   At the time of the spinoff, the Company and Sunburst entered into a Strategic Alliance Agreement pursuant to which: (i) Sunburst granted a right of first refusal to the Company to franchise any lodging property that Sunburst develops or acquires and intends to operate under franchise; (ii) Sunburst has also agreed, barring a material change in market conditions, to continue to develop Sleep Inns and MainStay Suites hotels so that it will have opened a total of 14 Sleep Inns and 15 MainStay Suites hotels by October 15, 2001 (48 months of the spinoff ); (iii) The Company granted to Sunburst an option, exercisable under certain circumstances, to purchase the brand names, marks, franchise agreements and other assets of the MainStay Suites hotel system; (iv) the Company and Sunburst agreed to continue to cooperate with respect to matters of mutual interest, including new product and concept testing for the Company in hotels owned by Sunburst; and (v) Sunburst authorized the Company to negotiate with third party vendors on Sunburst's behalf for the purchase of certain items. The Strategic Alliance Agreement extends for a term of 20 years with rights of mutual termination on the fifth, tenth and fifteenth anniversaries.

   On December 28, 1998, Sunburst and the Company amended the Strategic Alliance Agreement to: (i) cancel Sunburst's option to acquire the MainStay Suites system; (ii) eliminate liquidated damages with respect to franchise agreements entered into before December 12, 1998 (except for MainStay Suites and Sleep Inn franchise agreements); (iii) cap liquidated damages for MainStay Suites and Sleep Inn franchise agreement; (iv) change Sunburst's development obligations to 13 Sleep Inns and 25 MainStay Suites by October 15, 2001; and
(v) provide certain other global amendments to Sunburst's franchise agreements.

   On February 29, 2000, Sunburst and the Company further amended the Strategic Alliance Agreement to:

  . eliminate the right of first refusal granted to the Company to franchise any lodging property acquired by Sunburst;
  . eliminate Sunburst's development obligations with respect to Sleep Inn; . require Sunburst to spend no more on other development in any year than it spends on MainStay Suites;
  . prohibit Sunburst from selling or re-branding any MainStay Suite until October 15, 2002 (except for certain agreed upon properties).
  .  restructure royalty fees

   The parties also entered into a Put Call Agreement related to three MainStay Suites properties for a period ending June 30, 2000. During this period, the Company can "call" any property and purchase it at Sunburst's original cost (approximately $15 million for all three properties). At the end of this period if the Company has not exercised its call, Sunburst may "put" any or all of the properties to the Company.

Term Note

   In connection with the spinoff, the Company loaned to Sunburst approximately $115 million which was used by Sunburst to repay approximately $96 million outstanding under its credit facility and to repay that portion of its indebtedness under a note to MNR Finance Corp. allocated to Sunburst in connection with the (approximately $37 million).

   This loan is represented by a Term Note in an aggregate principal amount of $115 million (the "Term Note"). The Term Note has a maturity of five years and initially accrues interest monthly at an simple rate of 11% per annum though October 14, 2000. At October 15, 2000, interest accrues at a rate of 11% per annum compounded daily. Beginning in January 1999, the Company recorded interest on the outstanding principal and accrued interest amounts at an effective rate of 10.58%. The Term Note is subordinated to all senior debt of Sunburst and contains certain restrictive covenants comparable to those contained in Sunburst's senior credit facility (including restrictions on Sunburst's ability to make certain investments, incur debt, pay dividends, dispose of assets and create liens on its assets). In October 1999, a payment of $187,405 was applied toward the principal balance of the Term Note.

Corporate Services Agreement

   The Company and Sunburst entered into a Corporate Services Agreement which provides that the Company will provide to Sunburst certain corporate support services, including human resources, accounting, tax and computer systems support, and Sunburst will provide to the Company certain services including asset management and accounts payable processing. As of March 31, 1999, all services provided by each party under the Corporate Services Agreement, except for human resources and tax services provided by the Company, was terminated. Tax services were terminated in July 1999 and human resources services on December 31, 1999. During fiscal year 1999, the Company paid Sunburst $39,636 and Sunburst paid the Company $935,008 for services under the Corporate Services Agreement.

Consulting Agreement

   The Company and Sunburst entered into a Consulting Agreement in which Sunburst will provide consulting and advisory services to the Company related to financial issues affecting Sunburst. The term of the agreement commences October 15, 1997 and terminates on November 1, 2001. Sunburst is entitled to an annual retainer fee equal to 30% of the annual compensation (including base salary, incentive bonus and fringe benefits) paid to James A. MacCutcheon by Sunburst during such period. If Mr. MacCutcheon ceases to be employed by Sunburst, the agreement can be terminated by either party, but if terminated by Sunburst, then the Company shall pay Sunburst a termination fee equal to 30% of any amount due by Sunburst to Mr. MacCutcheon under his employment agreement as a result of his separation.

   During fiscal year 1999, the Company paid Sunburst $157,806 pursuant to the Consulting Agreement.

Tax Sharing Agreement

   The Company and Sunburst have entered into a Tax Sharing Agreement for purposes of allocating tax liabilities of Former Choice from before the spinoff among the Company and Sunburst and their respective subsidiaries. In general, Sunburst will be responsible for (i) filing consolidated federal income tax returns for the Sunburst affiliated group and combined or consolidated state tax returns for any group that includes a member of the Sunburst affiliated group, including in each case the Company and its subsidiaries for the periods of time that such companies were members of the applicable group and (ii) paying the taxes relating to such tax returns to the applicable taxing authorities (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). The Company will reimburse Sunburst for the portion of such taxes that relates to the Company and its subsidiaries, as determined based on their hypothetical separate company income tax liabilities. The Company and Sunburst have agreed to cooperate with each other, and to share information, in preparing such tax returns and in dealing with other tax matters.

Employee Benefits Allocation Agreement

   In connection with the spinoff, the Company and Sunburst entered into an Employee Benefits and Other Employment Matters Allocation Agreement (the "Employee Benefits Allocation Agreement"). The Employee Benefits Allocation Agreement provides for the allocation subsequent to the spinoff of employee benefits, as they relate to employees who remained employed by Sunburst or its subsidiaries ("Sunburst Employees") after the spinoff and employees who are employed by the Company or its subsidiaries after the spinoff ("Choice Employees"). Pursuant to the Employee Benefits Allocation Agreement, Sunburst will continue sponsorship of the various Sunburst profit sharing plans, stock plans and health and welfare plans with respect to Sunburst Employees. The Company has established a number of plans which allow it to provide to its employees substantially the same benefits currently provided to them as employees of Former Choice. The Employee Benefits Allocation Agreement provides for cross-guarantees between the Company and Sunburst with respect to the payment of benefits under certain plans and for cross-indemnification for employment-related claims arising prior to the spinoff.

   The Employee Benefits Allocation Agreement also provided for the adjustment of outstanding options to purchase shares of Sunburst common stock held by Sunburst Employees, Choice Employees and employees of Manor Care who hold such options as a result of the Former Choice spinoff . As a result of these adjustments, the Company granted options to purchase approximately 5,222,474 shares of common stock to Choice Employees, Sunburst Employees and employees of Manor Care.

Transitional Service Agreements

   The Company and Sunburst have entered into a number of agreements pursuant to which the Company provides, or will provide, certain continuing services to Sunburst for a transitional period. Such services will be provided on market terms and conditions. Subject to the termination provisions of the specific agreements, Sunburst will be free to procure such services from outside vendors or may develop an in-house capability in order to provide such services internally. Management believes that these agreements are based on commercially reasonable terms including pricing and payment terms. The primary transitional services agreements are summarized below.

   Pursuant to the Employee Benefits Administration Agreement, the Company provides certain benefits, compensation and other services. Such other services may include benefit plan administration and accounting, COBRA administration, regulatory compliance and certain fiduciary services. Pursuant to the Tax Administration Agreement, the Company provides certain sales, use, occupancy, real and personal property tax return administration, audit and appeals services for Sunburst.

Franchise Agreements

   The Clarion, Comfort, Econo Lodge, Sleep Inn, Quality, MainStay Suites and Rodeway marks are each owned by the Company. Each hotel property owned by Sunburst is subject to a franchise agreement between the Company and Sunburst, as franchisee (the "Franchise Agreements"). (The material terms of such agreements are described below.) Total fees paid to the Company for franchising, royalty, marketing and reservation fees, and product services for fiscal year 1999 were $16 million.

   Term

   Each Franchise Agreement has an initial term of 20 years, except the agreement for Tempe, Arizona which is a year to year agreement. The Franchise Agreements have varying original dates, from 1982 through 1996. Certain Franchise Agreements allow for unilateral termination by either party on the 5th, 10th, or 15th anniversary of the Franchise Agreement.

   Termination by Sunburst

   Sunburst (except with respect to one property as described below) may terminate a Franchise Agreement if the Company defaults on its material obligations under such Franchise Agreement and fails to cure such defaults within 30 days following written notice. The Franchise Agreement with respect to the Quality Hotel-Arlington (the "Non-Standard Franchise Agreement") does not allow Sunburst to terminate such Franchise Agreement.

   Termination by Choice

   The Company (except with respect to the Non-Standard Franchise Agreement) may suspend or terminate a Franchise Agreement at any time, if, among other things, Sunburst (a) fails to submit reports when due; (b) fails to pay amounts due under such Franchise Agreement; (c) fails to pay its debts generally as they become due; or (d) receives two or more notices of default for similar reasons for any 12 month period. The Company (except with respect to the Non-Standard Franchise Agreement) may terminate a Franchise Agreement immediately upon notice to Sunburst if, among other things, (a) certain bankruptcy events occur with respect to Sunburst; (b) Sunburst loses possession or the right to possession of the Property; (c) Sunburst breaches transfer restrictions in the related Franchise Agreement; (d) any action is taken to dissolve or liquidate Sunburst; or (e) there is a threat or danger to the public health and safety in the continued operation of the Property. If a Franchise Agreement is terminated by the Company for any of the reasons discussed in the immediately preceding two sentences, Sunburst is required to pay Special Interest equal to the product of (i) the average monthly gross room revenue for the preceding 12 months, multiplied by (ii) the royalty fee percentage (more fully described below), multiplied by (iii) the number of months unexpired under the term of the related Franchise Agreement (in no event less than $21-$50 multiplied by the specified room count).

   The Non-Standard Franchise Agreement has termination provisions similar to those in the other Franchise Agreements. The Company may terminate the Non-Standard Franchise Agreement immediately upon notice to Sunburst if, among other things, (a) certain bankruptcy events occur with respect to Sunburst; (b) certain breaches of the related agreements are not remedied; (c) any action is taken to dissolve or liquidate Sunburst; or (d) legal proceedings against Sunburst are not dismissed within a certain period of time. Upon termination, the Franchise Agreement for the Rodeway Inn-Phoenix (Tempe) calls for Special Interest of the greater of (i) $50,000 and (ii) the sum of the previous two years of fees paid by the licensee.

   Fees

   The Franchise Agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.93% to 5.0% of monthly gross room revenues; (b) a marketing fee of between 0.7% and 2.5% plus $0.28 per day multiplied by the specified room count; and (c) a reservation fee of 0.88% to 1.75% of monthly gross room revenues (or 1% of monthly gross room revenues plus $1.00 per room confirmed through Choice's reservation system). The marketing fee and the reservation fee are subject to reasonable increases during the term of the franchise if the Company raises such fees uniformly among all its franchisees, generally. Late payments (i) will be a breach of the Franchise Agreement and (ii) will accrue interest from the date of delinquency at a rate of 1.5% per month or portion thereof.

   In December 1998, the Company and Sunburst entered into an amendment which provided that (i) Sunburst shall pay an application fee of $20,000 on all future franchise agreements, and (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten franchise agreements entered into after the amendment.

   Certain Covenants

   The Franchise Agreements impose certain affirmative obligations upon the Company including: (a) to lend the Franchisor an operations manual; (b) to utilize money collected from marketing and reservation fees to promote those aspects of the franchise business; and (c) to periodically inspect the Property. The Franchise Agreements also impose affirmative obligations upon Sunburst including: (a) to participate in a specified reservation system; (b) to keep and comply with the up-to-date version of the Company's rules and regulations for properly running the specified franchise; (c) to prepare monthly financial and other records; (d) to not interfere with the franchised mark(s) and the Company's rights thereto; and (e) to maintain certain specified insurance policies.

   Assignments

   Sunburst is prohibited from directly or indirectly selling, assigning, transferring, conveying, pledging or mortgaging its interest in the Franchise Agreement, or any equity interest in such franchise interests without the consent of the Company except that, among other things, certain percentages of ownership interests in Sunburst may be transferred without the Company's consent. The Company's consent to such transfers, will not be given unless, among other things: (a) all monetary obligations due under the Franchise Agreement are paid to the Company; (b) no defaults under the Franchise Agreement remain uncured; (c) the transferee agrees in writing to upgrade the related Property to the then-current standards; and (d) the transferee agrees to remain liable for all obligations under the Franchise Agreement so transferred.

   The Company is permitted to assign all or any part of its rights or obligations under the Franchise Agreements. However, the Franchise Agreements (with the exception of the Non-Standard Franchise Agreement) do not permit the Company to absolve itself from the obligations that it transfers under the Franchise Agreement. Upon the assignment of the Company's obligations under the Non-Standard Franchise Agreement, the Company will no longer be liable with respect to the obligations it so transfers.

Potential Conflict

   The ongoing relationship between the Company and Sunburst resulting from the agreements and arrangements described above may potentially give rise to conflict of interest between the Company and Sunburst. With respect to the agreements between the parties, the potential exists for disagreements as to the quality of the services provided by the parties and as to contract compliance. Nevertheless, the Company believes that there will be sufficient mutuality of interest between the two companies to result in a mutually productive relationship.

   In addition, Stewart Bainum Jr. serves as Chairman of the Boards of Directors of both the Company and Sunburst. As a result of the spinoff, Mr. Bainum, Jr., as well a certain other officers and directors of the Company and of Sunburst, also own shares and/or options or other right to acquire shares in each of the Company and Sunburst. Appropriate polices and procedures are followed by the Board of Directors of the Company and Sunburst to limit the involvement of Mr. Bainum, Jr. (and, if appropriate, relevant officers of such companies) in conflict situations, including requiring them to abstain from voting as directors of either the Company or Sunburst on certain matters which present a conflict between the two companies.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's reporting officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission"), the New York Stock Exchange and the Company. Based solely on the Company's review of the forms filed with the Commission and written representations from reporting persons that they were not required to file Form 5 for certain specified years, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the fiscal year ended December 31, 1999, except for the following late filings: Jerry E. Robertson was two days late with respect to a Form 4 filing and Gerald W. Petitt was three days late with respect to a Form 4 filing. Both of these incidents were due to a malfunction of the Company's electronic filing system.

                            SOLICITATION OF PROXIES

   The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company common stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   Since 1980, Arthur Andersen LLP has served as the Company's independent public accounting firm. It is expected that representatives of Arthur Andersen will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

              PROCEDURES FOR STOCKHOLDER PROPOSALS AND NOMINATIONS

   Under the Company's Bylaws, nominations for director may be made only by the Board of Directors or a committee of the board, or by a stockholder entitled to vote who has delivered notice to the Company not less than 60, nor more than 90, days before the first anniversary of the preceding year's annual meeting.

   The Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of meeting (which includes stockholder proposals that the Company is required to set forth in its proxy statement under SEC Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the board or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within the time limits described above for a nomination for the election of a director. These requirements are separate and apart from, and in addition to, the SEC's requirements that a stockholder must comply with in order to have a stockholder proposal included in the Company's proxy statement under SEC Rule 14a-8.

Stockholder Proposals for 2000 Annual Meeting

   Stockholder proposals intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company's Corporate Secretary no later than March 5, 2001. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Company's 2001 proxy materials.

                    OTHER MATTERS TO COME BEFORE THE MEETING

   The Board of Directors does not know of any matters which will be brought before the 2000 annual meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclose proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.


                                           By Order of the Board of Directors

                                           Michael J. DeSantis
                                           Secretary

Dated: March 29, 2000

                       CHOICE HOTELS INTERNATIONAL, INC.
               10750 Columbia Pike, Silver Spring, Maryland 20901

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 3, 2000

The undersigned hereby appoints JERRY E. ROBERTSON and CHARLES A. LEDSINGER, JR. and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Choice Hotels International, Inc. (The "Company") to be held on May 3, 2000 at 9:00 a.m. at the Company's Learning Center, Choice Centre, 10720 Columbia Pike, Silver Spring, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated below.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Proposal One or Proposal Two, such proxies will be voted in accordance with the Board of Directors' recommendation as set forth herein with respect to such proposal(s).


  CHOICE HOTELS INTERNATIONAL, INC., ANNUAL MEETING, MAY 3, 2000 AT 9:00 A.M.

                          DIRECTIONS TO CHOICE CENTRE
                              10770 Columbia Pike
                            Silver Spring, MD 20901


From Washington, DC - 16th Street North to Route 29 (Colesville Road). Pass over the Beltway (495), at which point Colesville Road becomes Columbia Pike. Choice Centre is on the left side approximately 2 miles past the Beltway.

From National Airport to Headquarters - Take George Washington Parkway approximately 8 miles to the Beltway I-495 North. Go North and follow Beltway as it curves East to (2nd Silver Spring Exit 30 North Colesville Road). Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left side.

From Dulles Airport to Headquarters - Use Dulles Free Access (stay off toll road). Go East approximately 18 miles to I-495 North Beltway. Go North and follow Beltway as it curves east to (2nd Silver Spring Exit 30 North Colesville
Road). Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left hand side.

From BWI to Headquarters - Take 195 west for 4 miles. The take I-95 south for 14 miles to Highway 198 west toward Burtonsville. Go west 3 miles to Route 29 (Colesville Road). Turn left on Route 29 (south) and go approximately 7 miles to Choice Hotels Headquarters - next to Mobil gas station.

From Baltimore, MD - Take I-95 South to Highway 198 west toward Burtonsville.
Go west 3 miles to Route 29 (Colesville Road). Turn left on Rte. 29 (south) and go approximately 7 miles to Choice Centre.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR BOTH OF THE PROPOSALS

1.  PROPOSAL ONE: Election of three Directors.    2.  PROPOSAL TWO: Amendment to Long-Term Incentive Plan
                                                      to increase the number of shares available for issuance under the Plan.

     FOR all nominees          WITHHOLD                 FOR            AGAINST                  ABSTAIN
     listed below              AUTHORITY
                                                        [_]              [_]                      [_]
    (except as marked     to vote for all nominees
      to the contrary)      Listed to the right

          [_]                     [_]


NOMINEES: Charles A. Ledsinger, Jr., Barbara Bainum and
            Lawrence R. Levitan

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)


        ------------------------------------------------

If you plan to attend the Annual Meeting of Shareholders, please mark the following box and promptly return this Proxy Card.


-----------------------------   ------------------------------  Dated ------------------------------ 2000
Signature                        Signature


(Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.)



                              FOLD AND DETACH HERE


PROPOSAL ONE: To elect three directors to hold office until the 2003 Annual Meeting and until their successors are elected and qualified.

PROPOSAL TWO: To amend the Choice Hotels International, Inc. Long-Term Incentive Plan to increase by 1.9 million the number of shares available for awards under the plan.